As filed with the Securities and Exchange Commission on August 2, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Tesla Motors, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	91-2197729
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3500 Deer Creek Road

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

Tesla Motors, Inc. 2010 Equity Incentive Plan

Tesla Motors, Inc. 2010 Employee Stock Purchase Plan

(Full title of the plan)

Elon Musk

Chief Executive Officer

Tesla Motors, Inc.

3500 Deer Creek Road

Palo Alto, California 94304

(650) 681-5000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini Mark B. Baudler Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Eric S. Whitaker General Counsel Tesla Motors, Inc. 3500 Deer Creek Road Palo Alto, California 94304 (650) 681-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share:
— To be issued under the 2010 Equity Incentive Plan	4,860,380(2)	$27.01(4)	$131,278,863.80	$15,044.56
— To be issued under the 2010 Employee Stock Purchase Plan	949,083(3)	$22.96(5)	$21,790,945.68	$2,497.24
TOTAL:	5,809,463		$153,069,809.48	$17,541.80

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2010 Equity Incentive Plan, as amended (2010 Plan) and 2010 Employee Stock Purchase Plan (2010 ESPP) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents (a) 3,796,334 and 1,000,000 additional shares of common stock available for issuance as a result of the annual evergreen increases for 2011 and 2012, respectively, pursuant to the 2010 Plan; and (b) 64,046 shares of common stock previously reserved and unissued under the 2003 Equity Incentive Plan that were made available for issuance under the 2010 Plan and have not yet been registered.
(3)	Represents 949,083 additional shares of common stock available for issuance as a result of the annual evergreen increase for 2011, pursuant to the 2010 ESPP.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s common stock on August 1, 2012, as reported on the Nasdaq Global Select Market (such average, the Full Offering Price).
(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of the Full Offering Price. Pursuant to the 2010 ESPP, which plan is incorporated by reference herein, the purchase price of the shares of common stock will be 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the last day of the offering period.

EXPLANATORY NOTE

Registration of Additional Securities

2010 Equity Incentive Plan

The Tesla Motors, Inc. 2010 Equity Incentive Plan (2010 Plan) reserved a total of 10,666,666 shares of our common stock for issuance when it was originally adopted and approved by our stockholders by written consent dated May 13, 2010. The evergreen provision of the 2010 Plan provides that the total number of shares reserved for issuance under the 2010 Plan will be increased on the first day of each fiscal year in an amount equal to the least of (i) 5,333,333 shares, (ii) four percent (4%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year, or (iii) such number of shares determined by our Board of Directors. We initially registered 10,700,400 shares of our common stock reserved for issuance under the 2010 Plan (which included 33,734 shares of our common stock that were previously reserved and unissued under our 2003 Equity Incentive Plan) on a registration statement on Form S-8 filed with the Securities and Exchange Commission on June 29, 2010 (Original Registration Statement). In 2011, the number of shares of common stock reserved under the 2010 Plan increased by an additional 3,796,334 shares (or 4% of the outstanding shares of common stock as of December 31, 2010) pursuant to the evergreen provision of the 2010 Plan. For 2012, our Board of Directors determined to authorize an evergreen increase of 1,000,000 shares of common stock under the 2010 Plan pursuant to clause (iii) of the evergreen provision of the 2010 Plan, rather than an automatic increase pursuant to clause (i) or (ii). We are filing this Registration Statement on Form S-8 to register an additional 4,860,380 shares of our common stock under the 2010 Plan, which includes the evergreen increases for 2011 and 2012, as well as an additional 64,046 shares of common stock previously reserved and unissued under the 2003 Equity Incentive Plan that were made available for issuance under the 2010 Plan and had not been previously registered.

2010 Employee Stock Purchase Plan

The Tesla Motors, Inc. 2010 Employee Stock Purchase Plan (2010 ESPP) reserved a total of 1,666,666 shares of our common stock for issuance when it was originally adopted and approved by our stockholders by written consent dated May 13, 2010. The evergreen provision of the 2010 ESPP provides that the total number of shares reserved for issuance under the 2010 ESPP will be increased on the first day of each fiscal year in an amount equal to the least of (i) 1,000,000 shares, (ii) one percent (1%) of the outstanding shares of common stock on such date, or (iii) an amount determined by our Board of Directors. We initially registered 1,666,666 shares of our common stock reserved for issuance under the 2010 ESPP on the Original Registration Statement. In 2011, the number of shares of common stock reserved under the 2010 ESPP increased by an additional 949,083 shares (or 1% of the then outstanding shares of common stock) pursuant to the evergreen provision of the 2010 ESPP. For 2012, our Board of Directors determined not to increase the number of shares reserved for issuance under the 2010 ESPP pursuant to clause (iii) of the evergreen provision of the 2010 ESPP, rather than an automatic increase pursuant to clause (i) or (ii). This registration statement on Form S-8 includes the registration of 949,083 shares of our common stock available for issuance under our 2010 ESPP as a result of the evergreen increase for 2011.

In accordance with Instruction E of Form S-8, the contents of the Original Registration Statement, File No. 333-167874, are hereby incorporated by reference in this Registration Statement on Form S-8.

PART I

The Registrant is not filing or including in this Registration Statement the information called for in Part I of Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Securities and Exchange Commission (SEC) allows the Registrant to “incorporate by reference” the information the Registrant files with the SEC, which means that the Registrant can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with (rather than furnished to) the SEC will update and supersede this information. The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 27, 2012, as amended;

•	The information specifically incorporated by reference into the Annual Report from our definitive proxy statement on Schedule 14A, filed with the SEC on April 13, 2012;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed with the SEC on May 10, 2012;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed with the SEC on August 2, 2012;

•	The Registrant’s Current Reports on Form 8-K, filed with the SEC on March 26, 2012 and June 8, 2012; and

•

The description of the Registrant’s Common Stock contained in its registration statement on Form 8-A (File No. 001-34756) filed with the SEC on May 27, 2010, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, the Registrant is not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the registrant’s certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by applicable Delaware law. To the extent Section 102(b)(7) is interpreted, or the Delaware General Corporation Law is amended, to allow similar protections for officers of a corporation, such provisions of the registrant’s certificate of incorporation shall also extend to those persons.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the Registrant provide that:

•

The Registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also provides for certain additional procedural protections. The Registrant’s directors who are affiliated with venture capital firms also have certain rights to indemnification provided by their venture capital funds and the affiliates of those funds (Fund Indemnitors). In the event that any claim is asserted against the Fund Indemnitors that arises solely from the status or conduct of these directors in their capacity as directors of the Registrant, the registrant has agreed to indemnify the Fund Indemnitors to the extent of any such claims. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description

4.1	Specimen common stock certificate of Registrant (which is incorporated herein by reference to the Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-164593), as declared effective on June 28, 2010 (Registrant’s Form S-1))

4.2	2010 Equity Incentive Plan, as amended (which is incorporated herein by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed with the SEC on August 2, 2012)

4.3	Form of agreements under the 2010 Equity Incentive Plan, as amended (which are incorporated herein by reference to Exhibits 10.5 and 10.6 to the Registrant’s Form S-1)

4.4	2010 Employee Stock Purchase Plan and form of agreement thereunder (which are incorporated herein by reference to Exhibits 10.7 and 10.8 to the Registrant’s Form S-1)

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1*	Power of Attorney (contained on signature page hereto)

*	Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on August 2, 2012.

TESLA MOTORS, INC.

By:	/s/ Deepak Ahuja
Deepak Ahuja Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Elon Musk and Deepak Ahuja and each of them, as his true and lawful attorney in fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Elon Musk Elon Musk	Chief Executive Officer and Director (Principal Executive Officer)	August 2, 2012

/s/ Deepak Ahuja Deepak Ahuja	Chief Financial Officer (Principal Accounting and Financial Officer)	August 2, 2012

/s/ Brad W. Buss Brad W. Buss	Director	August 2, 2012

/s/ Ira Ehrenpreis Ira Ehrenpreis	Director	August 2, 2012

/s/ Antonio J. Gracias Antonio J. Gracias	Director	August 2, 2012

/s/ Stephen T. Jurvetson Stephen T. Jurvetson	Director	August 2, 2012

/s/ Herbert Kohler Herbert Kohler	Director	August 2, 2012

/s/ Kimbal Musk Kimbal Musk	Director	August 2, 2012

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Specimen common stock certificate of Registrant (which is incorporated herein by reference to the Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-164593), as declared effective on June 28, 2010 (Registrant’s Form S-1))

4.2	2010 Equity Incentive Plan, as amended (which is incorporated herein by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed with the SEC on August 2, 2012)

4.3	Form of agreements under the 2010 Equity Incentive Plan, as amended (which are incorporated herein by reference to Exhibits 10.5 and 10.6 to the Registrant’s Form S-1)

4.4	2010 Employee Stock Purchase Plan and form of agreement thereunder (which are incorporated herein by reference to Exhibits 10.7 and 10.8 to the Registrant’s Form S-1)

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1*	Power of Attorney (contained on signature page hereto)

*	Filed herewith.